Exhibit 23.1

Consent of Independent Registered Accounting Firm

CounterPath Corporation
Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3A (No.333-186956 and No. 333-183940, respectively) of CounterPath Corporation of our report dated July 25, 2013 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO Canada LLP

Vancouver, Canada
July 25, 2013